CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

INTELGENX TECHNOLOGIES CORP.
A Delaware Corporation

Under Section 242 of the
General Corporation Law

INTELGENX TECHNOLOGIES CORP. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the Delaware General Corporation Law (the “DGCL”); and The undersigned, Horst Zerbe, being the President of the Corporation hereby certifies that:

1)	He is the duly elected President of the Corporation

2)	The Certificate of Incorporation of this Corporation was originally filed with the Secretary of State of Delaware on July 27, 1999.

3)	A Certificate of Amendment of Certificate of Incorporation was originally filed with the Secretary of State of Delaware on August 11, 2006.

4)	A second Certificate of Amendment of Certificate of Incorporation was originally filed with the Secretary of State of Delaware on May 10, 2007.

5)

The Certificate of Incorporation of the Corporation is hereby amended to increase the number of authorized shares of common stock from One Hundred Million (100,000,000) to Two Hundred Million (200,000,000) with a par value of $.00001 per share.

6)	To effect such Amendment, the Fourth paragraph of the Corporation’s Certificate of Incorporation is hereby amended to read in its entirety as follows:

Fourth. The Corporation is authorized to issue two classes of stock. One class of stock shall be common stock, par value $0.00001. The second class of stock shall be "blank check" preferred stock, par value $0.00001. The "blank check" preferred stock, or any series thereof, shall have such voting powers, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations, or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the issue of such stock adopted by the board or directors and may bemade dependent upon facts ascertainable outside such resolution or resolutions of the board of directors pursuant to authority expressly vested in it by the provisions of this Certificate of Incorporation, provided that the matter in which such facts shall operate upon such voting powers, designations, preferences, rights and qualifications, limitations or restrictions of such class or series of stock is clearly and expressly set forth in the resolution or resolutions providing for the issuance of such stock by the board of directors.

The total number of shares of stock which is the Corporation is authorized to issue is as follows:

		Authorized
Class	Par Value	Shares

Common stock	$0.00001	200,000,000
Preferred stock	$0.00001	20,000,000

7)

The foregoing Amendment of the Certificate of Incorporation was authorized by the unanimous written consent of all the directors of the Corporation and by the majority stockholders entitled to vote thereon, in accordance with Sections 228 and 242 of the DGCL.

IN WITNESS WHEREOF, this Certificate of Amendment of the Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on this _11_, day of ___May____, 2017.

INTELGENX TECHNOLOGIES CORP.

By: /s/ Horst G. Zerbe
Name: Horst G. Zerbe
Title: President